EXHIBIT 5.1

February 27, 2007

Rackable Systems, Inc.
1933 Milmont Drive
Milpitas, California 95035

Re:	S-8 Registration Statement 5.1 Opinion

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Rackable Systems, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,949,702 shares of the Company’s Common Stock (the “Shares”) to be issued in the following way: (a) 1,129,231 shares of the Company’s Common Stock pursuant to the Company’s 2005 Equity Incentive Plan, (b) 38,164 shares of the Company’s Common Stock pursuant to the Company’s 2005 Non-Employee Directors’ Stock Option Plan (c) 282,307 shares of the Company’s Common Stock pursuant to the Company’s 2005 Employee Stock Purchase Plan, and (d) 500,000 shares of the Company’s Common Stock pursuant to the Company’s 2006 New Recruit Equity Incentive Plan (each one of the Company’s 2005 Equity Incentive Plan, the Company’s 2005 Non-Employee Directors’ Stock Option Plan, the Company’s 2005 Employee Stock Purchase Plan, the Company’s 2006 New Recruit Equity Incentive Plan and the Company’s 2006 New Recruit Equity Incentive Plan shall be referred herein as the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Plan, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD KRONISH LLP

/s/ Brett D. White

Brett D. White